Exhibit 99.1

CalciMedica Presents AKI Data from a Post-Hoc Analysis of the Phase 2 CARDEA trial of Auxora™ in Severe COVID-19 Pneumonia at the 30th International AKI & CRRT Conference

62.7% relative reduction in mortality at day 30, which persisted through day 60, for patients treated with Auxora versus placebo in subset of patients in CARDEA with AKI

LA JOLLA, Calif., Mar. 4, 2025 – CalciMedica Inc. (“CalciMedica” or the “Company”) (Nasdaq: CALC), a clinical-stage biopharmaceutical company focused on developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for acute and chronic inflammatory and immunologic illnesses, today announced that Sudarshan Hebbar, M.D., Chief Medical Officer of CalciMedica, delivered a plenary presentation at the 30th International Acute Kidney Injury and Continuous Renal Replacement Therapy Conference (AKI & CRRT) on March 3, 2025 in San Diego, CA. The presentation outlined the role of CRAC channels in acute kidney injury (AKI) pathophysiology and included new data highlighting the potential of CalciMedica’s lead product candidate, Auxora™, in AKI. CalciMedica is currently conducting a Phase 2 trial of Auxora in patients with Stage 2 or Stage 3 AKI and acute hypoxemic respiratory failure, which is expected to read out in 2025.

The new data presented were based on a post-hoc analysis from the previously completed Phase 2 CARDEA trial of Auxora in severe COVID-19 pneumonia. The study included 38 patients who enrolled with AKI, defined as an estimated glomerular filtration rate (eGFR) ≤ 60 ml/min/1.73 m², in addition to moderate or severe respiratory failure, which was an inclusion criterion. Within this subset:

•	Patients treated with Auxora showed a 62.7% relative reduction versus placebo in mortality at day 30 which persisted through day 60.

•	7 out of 15 (46.7%) patients on placebo died by day 30 and day 60 as compared to 4 out of 23 (17.4%) patients on Auxora.

•	Auxora exhibited an absolute reduction in mortality of 29.3%.

This reduction in mortality in the patient subset with AKI exceeded that of the entire study population. In the entire population (n = 261), a 56.3% (p = 0.017) relative reduction versus placebo in mortality at day 30 was observed, with an absolute reduction of 9.9% versus placebo.

In his presentation, Dr. Hebbar also summarized previously disclosed data supporting the role of CRAC channel inhibition as a potential therapeutic mechanism in AKI. Key data include:

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In preclinical biomarker studies, rats with AKI following ischemic reperfusion injury had decreased Th17 cells in their kidneys when receiving a CRAC inhibitor versus control, highlighting immunomodulatory effects.

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In in-vitro experiments, CRAC channel inhibition ameliorated injury to podocyte cells (kidney cells involved in filtration) caused by high glucose or angiotensin II, highlighting tissue-protective effects.

•	In preclinical outcome studies, GFRs recovered more quickly and mortality was reduced in rats with severe or moderately severe AKI that received Auxora versus placebo.

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In clinical trial biomarker studies, CARDEA patients who received Auxora versus placebo had changes in cardiorenal biomarkers—increases in angiopoietin-1 and decreases in angiopoietin-2 and D-dimers—which have been linked to the prevention of endothelial damage in prior studies and were correlated with improved outcomes in CARDEA.

•	At doses used experimentally and clinically, Auxora potentially provides a therapeutic window to treat acute critical illnesses without increasing risk of infection.

“As illustrated by these data, the biological rationale for CRAC channel inhibition as a potential therapeutic mechanism for AKI is compelling,” said Sudarshan Hebbar, M.D., Chief Medical Officer of CalciMedica. “The post-hoc analysis from CARDEA is especially relevant given that the 62.7% relative reduction in mortality was observed in patients with both kidney failure and respiratory failure, which mirrors the intended patient population for our ongoing Phase 2 KOURAGE study.”

The presentation is now available on the Medical Events & Presentations section of CalciMedica’s IR website at
https://ir.calcimedica.com/news-events/medical-events-publications.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company focused on developing novel CRAC channel inhibition therapies for inflammatory and immunologic diseases. CalciMedica’s proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases for which there are currently no approved therapies. CalciMedica’s lead product candidate Auxora™ has demonstrated positive and consistent clinical results in multiple completed efficacy clinical trials. CalciMedica has announced data for a Phase 2b trial (called CARPO – NCT04681066) in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS). The Company has also completed a Phase 2 trial (called CARDEA – NCT04345614) in patients with COVID pneumonia. The Company is currently conducting a Phase 2 trial (called KOURAGE –NCT06374797) in patients with acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF) with data expected in 2025 and continuing to support the ongoing Phase 1/2 trial (called CRSPA – NCT04195347) in pediatric patients with asparaginase-induced pancreatic toxicity (AIPT) with data expected in 2025. CalciMedica was founded by scientists from Torrey Pines Therapeutics and the Harvard CBR Institute for Biomedical Research, and is headquartered in La Jolla, CA. For more information, please visit www.calcimedica.com.

Forward-Looking Statements

This communication contains forward-looking statements which include, but are not limited to, results of post-hoc analyses from the previously completed Phase 2 CARDEA trial of Auxora and CalciMedica’s ongoing and planned clinical trials and the timing and design thereof, and the expected timing for the release of data from those trials, including its ongoing Phase 1/2 CRSPA trial of Auxora in pediatric patients with AIPT and its ongoing Phase 2 KOURAGE trial of Auxora in AKI with associated AHRF; the potential benefits of Auxora for the treatment of AP, AKI and AIPT; and the potential of CalciMedica’s proprietary technology to provide therapeutic benefits in life-threatening inflammatory and immunologic diseases. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances. Risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in CalciMedica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on November 13, 2024, and elsewhere in CalciMedica’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica’s web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Argot Partners

Sarah Sutton/Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

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